Exhibit 10.40

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”), David A. Causby (the “Executive”) and, solely for the purpose of Sections 4, 5 and 7, Kindred Healthcare, Inc., a Delaware corporation (“Parent”), is made on February 1, 2015, with the intent that it be effective as of and only upon the date of consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger among Gentiva Health Services, Inc. (“Gentiva”), Parent and Kindred Healthcare Development 2, Inc., dated October 9, 2014 (the “Merger Agreement” and such date of consummation of the Merger, the “Effective Date”). This Agreement amends and restates and is intended to replace in its entirety that certain Employment Agreement between the Company, the Executive and Parent dated as of November 5, 2014.

W I T N E S S E T H:

WHEREAS, the Company, a wholly-owned subsidiary of Parent, desires to employ the Executive as of and following the Effective Date and desires to memorialize the terms and conditions of such employment in this Agreement;

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Parent has determined that it is in the best interests of the Company and Parent to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.      Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The initial term of this Agreement shall be for a one-year period commencing on the Effective Date.  The term shall be automatically extended by one additional day for each day beyond the Effective Date that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Executive (the “Term”).  In such event, the Agreement shall terminate on the first anniversary of the effective date of such election notice.

2.      Duties.  Executive is engaged by the Company as Executive Vice President and President of Kindred at Home. The Executive, in carrying out his duties under this Agreement, shall report directly to the Chief Executive Officer of the Company (the “CEO”) for not less than the first twenty-four (24) months of the Term.

3.      Extent of Services.  Executive, subject to the direction and control of the CEO and the Board of Directors of Parent (the “Board”), shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder.  During the Term, Executive shall devote his entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

4.      Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a)     A base salary (“Base Salary”) of $550,000 per year payable in equal installments in accordance with the Company’s normal payroll procedures.  Executive may receive increases in his Base Salary from time to time, as approved by the Board.

(b)     In addition to Base Salary, Executive shall be entitled to receive bonuses and other incentive compensation as the Board may approve from time to time, including participation in the Company’s annual short-term incentive compensation plan and long-term incentive compensation plan, in accordance with the terms and conditions of such plans as may be in effect from time to time, subject to the following:

(1)      For 2015, the Executive’s target bonus under the short-term incentive plan shall be 60% of Base Salary and his maximum bonus under the short-term incentive plan shall be 101.25% of Base Salary;

(2)      For 2015, the Executive’s target bonus under the long-term incentive plan shall be 50% of Base Salary and his maximum bonus under the long-term incentive plan shall be 100% of Base Salary.

(c)     During the one-year period immediately following the Effective Date, Executive shall be eligible to receive the following performance-based cash bonus awards (each a “Performance Bonus”) based on the achievement of specific performance metrics to be determined by the Board or its designee: (i) a bonus of $500,000 for leadership of a successful integration of Gentiva into Parent; (ii) a bonus of $250,000 for achievement of one-year synergies expected to be achieved in connection with the Merger; and (iii) a bonus of $250,000 for attainment of 2015 Gentiva budget targets. Each Performance Bonus shall be paid to Executive within sixty (60) days of the one-year anniversary of the Effective Date; provided Executive is actively employed by the Company through the one-year anniversary of the Effective Date.

(d)      In consideration for the provisions relating to non-competition, non-solicitation and confidentiality set forth in Sections 12, 13 and 14 of this Agreement, upon the Effective Date, Executive shall be entitled to a one-time, non-refundable lump-sum cash payment of One Million Dollars ($1,000,000) which shall be paid by the Company within thirty (30) days following the Effective Date. Kindred Healthcare, Inc. hereby guarantees the Company’s obligation to pay Executive this One Million Dollar ($1,000,000) payment, and in the event the Company fails to pay within thirty (30) days of the Effective Date, Kindred Healthcare, Inc. shall make the payment to Executive within five (5) business days.

(e)      At a meeting of the Board, to take place on or prior to the Effective Date, the CEO will recommend to the Executive Compensation Committee that the Executive Compensation Committee make a one-time grant to Executive of 135,940 restricted stock units of Kindred Healthcare, Inc., with such grant to be effective on the Effective Date, which shall be governed by the terms and conditions of the applicable equity plan of the Company and the award agreement related thereto, a form of which is attached as Exhibit A hereto (the “RSU Award Agreement”).

(f)      The grant of the restricted stock units contemplated in Section 4(e) shall be in lieu of any treatment of Executive’s In-the-Money Options (as defined in the Merger Agreement) and Performance Cash Awards (as defined in the Merger Agreement) contemplated under the Merger Agreement and, for the avoidance of doubt, all unvested In-the-Money Options and Performance Cash Awards held by Executive as of the Effective Date shall be cancelled.

(g)     Each Company Restricted Share Award (as defined in the Merger Agreement) held by Executive as of immediately prior to the consummation of the Merger shall be treated in accordance with Section 2.01(e) of the Merger Agreement, provided that, notwithstanding Section 2.01(e) of the Merger Agreement to the contrary, the Parent Restricted Cash Award and the Parent Restricted Share Award (as such terms are defined in the Merger Agreement) received by Executive in connection therewith shall be subject to immediate, automatic, and full accelerated vesting without any further action by any party in the event Executive’s employment with the Company is terminated (i) by the Company for any reason (including Cause), (ii) by the Executive for Good Reason, or (iii) by reason of Executive’s death or Disability. In furtherance of the foregoing, the parties acknowledge and agree that Executive’s Company Restricted Share Awards collectively consist of 73,800 shares of restricted stock of Gentiva, and that as the result of the operation of this Section 4(g) and Section 2.01(e) of the Merger Agreement, Executive shall receive 18,966 shares of Parent Common Stock (as defined in the Merger Agreement) as the collective Parent Restricted Share Award and $1,070,111.50 as the total Parent Restricted Cash Award.

5.       Benefits.

(a)      Executive shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its affiliates.

(b)      Executive shall be entitled to participate in such bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for officers of the Company.  At the next regularly scheduled meeting of the Board following the Effective Date, the CEO will recommend to the Executive Compensation Committee that the Executive Compensation Committee make a grant of an equity stock award to Executive with a grant date fair value, as reasonably determined by the Executive Compensation Committee, of 150% of Base Salary, which shall be in the form of fifty percent (50%) restricted stock units and fifty percent (50%) performance stock units that will, in each case, be subject to the terms and conditions (including, without limitation, vesting) of the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated, and the applicable award agreement related thereto. Subject to share availability, following the first anniversary of the Effective Date, the Company will recommend to the Executive Compensation Committee that Executive receive annual equity grants based on market total direct compensation, internal pay equity and individual performance.

(c)      Executive shall be entitled to paid time off each year, subject to the Company’s policies as in effect from time to time for the Company’s executive officers (except that for calendar year 2015 the Executive shall be entitled to receive paid holidays and paid time off in accordance with Gentiva’s 2015 policies regarding paid holidays and paid time off). Executive shall schedule the timing of such vacations in a reasonable manner. Executive also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

(d)      Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items.  The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

(e)      Executive shall not be required to relocate his permanent residence to Louisville, Kentucky unless Executive agrees to do so.  Executive’s refusal to relocate his permanent resident to Louisville, Kentucky shall not be grounds for a “For Cause” termination.  In the event Executive agrees to relocate his permanent residence to Louisville, Kentucky and the

Company desires that Executive relocate, the Company shall reimburse all reasonable travel and relocation expenses incurred by Executive in accordance with the Company’s Vice President Relocation Policy. The material terms of any such relocation shall be discussed prior to the beginning of the relocation process. In the event Executive voluntarily terminates his employment with the Company without Good Reason within one year from the Effective Date, Executive will reimburse the Company for the pro rata amount of Executive’s relocation expenses and other amounts paid under the Company’s Vice President Relocation Policy or this Section 5(e).

(f)      As soon as reasonably practicable following the first anniversary of the Effective Date and subject to Executive remaining an active employee of the Company through such date, Executive and the Company will enter into the Company’s standard form of Change in Control Severance Agreement (the “Change in Control Severance Agreement”) as then in effect.

6.       Termination of Employment.

(a)      Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Term.  If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive's employment.  In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s absence from his full-time duties hereunder for a period of ninety (90) days due to disability as defined in the Company’s long-term disability plan as in effect from time to time.

(b)      Cause.  The Company may terminate Executive’s employment during the Term for Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least seventy-five percent (75%) of its members so finding after giving the Executive and his attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than thirty (30) days to remedy or correct the purported breaching conduct. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c)      Good Reason. Executive’s employment may be terminated during the Term by Executive for Good Reason.  “Good Reason” shall exist upon the occurrence, without Executive’s express written consent, of any of the following events:

(i)      a material adverse change in Executive’s authority, duties or responsibilities (including, without limitation, the Company assigning to Executive duties of a substantially nonexecutive or nonmanagerial nature) (other than any such change directly attributable to the fact that the Company is no longer publicly owned); provided, however, that in no event shall any requirement that Executive report directly to the Company’s Chief Operating Officer rather than directly to the Company’s CEO following the expiration of the first twenty four (24) months of the Term constitute Good Reason for purposes of this Agreement or otherwise;

(ii)      the Company shall materially reduce the Base Salary set forth in Section 4(a) hereof or Executive’s annual bonus opportunity set forth in Section 4(b) hereof;

(iii)      other than as provided in Section 5(e) with respect to the relocation to Louisville, Kentucky, the Company shall require Executive to relocate Executive’s principal business office more than 30 miles from its location on the Effective Date; or

(iv)      a material breach by the Company of Section 5(a) or Section 9(c) of this Agreement.

For purposes of this Agreement, “Good Reason” shall not exist until after Executive has given the Company notice of the applicable event within ninety (90) days of the initial occurrence of such event and which is not remedied within thirty (30) days after receipt of written notice from Executive specifically delineating such claimed event and setting forth Executive's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such thirty (30) day period and the Company commences reasonable steps within such thirty (30) day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within sixty (60) days after receipt of such written notice.

(d)      Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e)      Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7.      Obligations of the Company Upon Termination.  Following any termination of Executive’s employment hereunder, the Company shall pay Executive his Base Salary through the Date of Termination, any unreimbursed business expenses, accrued but unused vacation time,  and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due.  In addition, subject to Section 7(e) hereof and the conditions set forth below, Executive shall be entitled to the following additional payments:

(a)      Death or Disability.  If, during the Term, Executive’s employment shall terminate by reason of Executive’s death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus (as defined below) Executive would have received for the year of termination of employment.  Such amount shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated as determined in accordance with the terms and conditions of the applicable short-term incentive plan of the Company.

For purposes of this Agreement: “Target Bonus” shall mean the full amount of the targeted annual short-term incentive bonus that would be payable to the Executive, assuming the targeted performance criteria on which such annual short-term incentive bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

(b)      Termination Other Than For Cause or Resignation For Good Reason on or after the First Anniversary of the Effective Date.  If, on or after the first anniversary of the Effective Date and prior to the expiration of the Term, the Company shall terminate Executive’s employment other than for Cause (but not for death or Disability), or the Executive shall terminate his employment for Good Reason:

(1)      Within fourteen (14) days following Executive’s Date of Termination, the Company shall pay to Executive a cash severance payment in an amount equal to 1.5 times the sum of the Executive’s Base Salary and Target Bonus as of the Date of Termination.

(2)      For a period of eighteen (18) months following the Date of Termination (the “Benefit Continuation Period”), the Executive shall be treated as if he had continued to be an Executive for all purposes under the Company’s health insurance plan and dental insurance plan; or if the Executive is prohibited from participating in such plans, the Company shall otherwise provide such benefits.  Executive shall be responsible for any employee contributions for such insurance coverage.  For purposes of clarification, the portion of the premiums in respect of such insurance plans for which Executive and Company are responsible, respectively, shall be the same as the portion for which the Executive and Company are responsible, respectively, immediately prior to the Date of Termination.  Following the Benefit Continuation Period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA (“COBRA Benefits”) by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(3)      For the Benefit Continuation Period, Company shall maintain in force, at its expense, the Executive’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage.  For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Executive and Company are responsible, respectively, shall be the same as the portion for which Company and Executive are responsible, respectively, immediately prior to the Date of Termination.

(4)      For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had if he had remained employed under the disability insurance plans applicable to Executive on the Date of Termination.  Executive shall be responsible for any employee contributions for such insurance coverage. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.  For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Executive and Company are responsible, respectively, shall be the same as the portion for which Executive and Company are responsible, respectively, immediately prior to the Date of Termination.

(5)      Within fifteen (15) days after the Date of Termination, the Company shall pay to Executive a cash payment in an amount, if any, necessary to compensate Executive for the Executive's unvested interests under the Company's retirement savings plan which are forfeited by Executive in connection with the termination of Executive's employment.

(6)      Company may adopt such amendments to its executive benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(7)      Any outstanding unvested stock options, stock performance units or similar equity awards (other than restricted stock awards) held by Executive on the Date of Termination shall continue to vest in accordance with their original terms (including any related performance measures) for the duration of the Benefit Continuation Period as if Executive had remained an employee of the Company through the end of such period and any such stock option, stock performance unit or other equity award (other than restricted stock awards) that has not vested as of the conclusion of such Benefit Continuation Period  shall be immediately cancelled and forfeited as of such date.  In addition, Executive shall have the right to continue to exercise any outstanding vested stock options held by Executive during the Benefit Continuation Period; provided that in no event shall Executive be entitled to exercise any such option beyond the original expiration date of such option.  Except as otherwise expressly provided pursuant to Section 4(g) hereof or the RSU Award Agreement, any outstanding restricted stock award held by Executive as of the Date of Termination that would have vested during the Benefit Continuation Period had Executive remained an employee of the Company through the end of such period shall be immediately vested as of the Date of Termination and any restricted stock award that would not have vested as of the conclusion of such period shall be immediately cancelled and forfeited as of such date.

(8)      Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 7 during any taxable year of Executive affect the provision of in-kind benefits pursuant to this Section 7 in any other taxable year of Executive.

(c)      Cause; Other than for Good Reason; Without Cause or for Good Reason before the First Anniversary of the Effective Date.  If Executive’s employment shall be terminated by the Company for Cause anytime or without Cause before the first anniversary of the Effective Date or Executive terminates employment without Good Reason (and other than due to such Executive’s death) anytime or for Good Reason before the first anniversary of the Effective Date, in each case, during the Term, then the severance provisions of Section 7(b) shall not apply and this Agreement shall terminate without further additional obligations to Executive under this Agreement (except as otherwise expressly provided pursuant to Section 4(g) hereof or the RSU Award Agreement).

(d)      Death after Termination.  In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.

(e)      General Release of Claims.  Notwithstanding anything herein to the contrary, all amounts payable pursuant to this Section 7 are subject to the condition that Executive has delivered to the Company an executed copy of an irrevocable general release of claims in a form satisfactory to the Company within the sixty (60) day period immediately following the Executive’s separation from service (the “Release Period”).  Any payment that otherwise would be made prior to Executive’s delivery of such executed release pursuant to this Section 7 shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(2), (3) and (4) of this Section 7 shall continue in effect after separation from service pending the execution and delivery of such release for a period not to exceed sixty (60) days; provided further that if such release is not executed and delivered within such sixty (60) day period, Executive shall reimburse the Company for the full cost of coverage during such period.

(f)      Six Month Delay for Specified Employees.  Notwithstanding anything herein to the contrary, if at the time of Executive’s separation from service Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the payment payable pursuant to Section 7(b)(1) is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which Executive would otherwise be entitled during the first six (6) months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Executive) for a period of six (6) months from the date of separation from service and paid in a lump sum on the first day of the seventh (7th) month following such separation from service (or, if earlier, the date of Executive’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Executive’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

8.      Disputes.  Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive in connection therewith, including any litigation to enforce any arbitration award, as such costs and attorneys’ and accountants’ fees are incurred.

9.      Successors.

(a)      This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)      The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.      Other Severance Benefits.  Executive hereby agrees that in consideration for the payments to be received under Section 7(b) of this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or their respective affiliates that specifically provide for severance payments, other than the Change in Control Severance Agreement to be executed pursuant to Section 5(f) hereof between the Company and Executive (if ultimately executed); provided that any payments payable to Executive under Section 7(b) hereof shall be offset by any payments payable under the Change in Control Severance Agreement. Subject to the remaining provisions of this Section 10, effective as of the Effective Date, the Executive hereby waives any and all rights to any payments or benefits under any employment agreement, change in control agreement, severance agreement, plan or other arrangement between the Executive and Gentiva existing prior to the Effective Date, including, but not limited to, the Severance Agreement between Executive and Gentiva, dated March 25, 2011 and the Change in Control Agreement between Executive and Gentiva, dated February 26, 2014 (collectively, the “Gentiva Payments and Benefits”).  Notwithstanding any provision of this Agreement to the contrary, the effectiveness of Executive’s waiver of his rights to the Gentiva Payments and Benefits is subject to the condition that, on or before the Effective Date, the Executive Compensation Committee shall have granted to Executive the restricted stock units described in Section 4(e) above. If this condition has not been fulfilled by the Effective Date, then Executive shall have the option to (i) waive such condition in a writing delivered to the Company, or (ii) rescind this Agreement pursuant to a writing delivered to the Company, in which event this Agreement shall, automatically and without any further action of the parties, be rescinded and become null and void (except for this sentence, which shall survive and be enforceable), the parties shall be restored to the status quo as it existed prior to the execution of the Agreement, Executive shall not have waived any of his rights to receive any of the Gentiva Payments and Benefits, and Executive shall continue to be fully entitled to receive all of such Gentiva Payments and Benefits.

11.      Withholding.  All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

12.      Non-Competition.  The provisions of this Section 12 and any related provisions shall survive termination of this Agreement and/or Executive’s employment with the Company and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Executive concerning non-competition, confidentiality, solicitation of employees, or trade secrets. Executive acknowledges and agrees that these provisions are essential elements of the consideration for the Company entering into this Agreement and agreeing to employ Executive as described herein.

(a)      Non-Compete.

(1)      During the Term and during the period beginning on the Date of Termination and ending one (1) year thereafter (the “Non-Compete Period”), the Executive shall not, without prior written approval of the Board, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for or on behalf of, any business enterprise in substantial direct competition (as defined in Section 12(a)(2)) with the Company.  The above constraint shall not prevent the Executive from making passive investments, not to exceed five percent (5%) of the total equity value, in any enterprise where Executive’s services or advice is not required or provided.

(2)      For purposes of this Section 12(a), a business enterprise with which the Executive becomes associated as an officer, employee, agent, partner, or director of, or provide any services or advice to or for or on behalf of, shall be considered in substantial direct competition with the Company if such entity owns, operates or manages long-term acute care hospitals, nursing facilities, inpatient rehabilitation hospitals, or provides contract rehabilitation therapy services, home health services or hospice services within any state or country where the Company or any of its direct or indirect subsidiaries or affiliates has any such hospital or facility or provides any such services as of the Date of Termination.

(3)      During the Executive’s employment with the Company and during the Non-Compete Period, the Executive shall not, without prior written approval of the Board, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of the Company or any of its direct or indirect subsidiaries any business of a type which the Company or such subsidiary provides or markets or which is in substantial direct competition with any business then engaged in (or product or services marketed or planned to be marketed) by the Company or any of its direct or indirect subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from the Company and its direct or indirect subsidiaries; or discuss that subject with any such customer.

13.      Non-solicitation.  During the Term and the Non-Compete Period, Executive shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Executive or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity; provided, however, that the foregoing shall not restrict Executive or any other person from conducting general solicitations or advertisements not directed specifically at employees of the Company or its affiliates, or from employing any employee who responds to any such general solicitation or advertisement or who otherwise initiates a request for employment.

14.      Confidential Information.  At no time shall Executive divulge, furnish or make accessible to anyone any confidential or proprietary knowledge or information about the Parent, Company or any of their affiliates including, without limitation, any confidential or proprietary information concerning the operations, plans or methods of the Company (except as required by law or order of court or other governmental agency) or any of the employees, clients, patients, customers or suppliers of the Parent or Company or any of their affiliates.  For purposes of this Section 14, “confidential or proprietary information” shall mean any information, whether in writing or disclosed orally to Executive, which is not generally available to the public.

15.      Provisions Relating To Non-Competition, Non-Solicitation and Confidentiality.  The provisions of Sections 12, 13 and 14 shall survive the termination of Executive’s employment and this Agreement and shall not be affected by any subsequent changes in employment terms, positions, duties, responsibilities, authority, or employment termination, permitted or contemplated by this Agreement.  To the extent that any restrictive covenant set forth in Sections 12, 13 and 14 of this Agreement shall be determined to be invalid or unenforceable such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable as will grant the Company the maximum protection and restrictions on the Executive’s activities permitted by applicable law in such circumstances.  The Company shall have the right to advise any prospective or then current employer of Executive of the provisions of Sections 12, 13 and 14 without liability.  The Company’s right to enforce the provisions of Sections 12, 13 and 14 shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under Sections 12, 13 and 14 or any other similar agreement or to have in effect a similar agreement for any other employee.  Given the potential irreparable harm to the Parent, Company or their affiliates, Executive expressly acknowledges and agrees that Parent and Company shall have the right to seek injunctive relief, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) to restrain any breach or threatened breach of any provisions in Sections 12, 13 and 14 in addition to pursuing all appropriate legal relief, including but not limited to attorneys’ fees, costs, and damages. If the Company shall institute any action or proceeding to enforce the provisions in Sections 12, 13 and 14, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The parties hereby agree that the Non-Compete Period shall be extended by any period during which the Executive is found by an arbitrator or court to be in violation of, or to have violated, any provisions in Sections 12, 13 and 14.

16.      No Mitigation.  Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder (including, without limitation, the provision of in-kind benefits provided under Section 7(b) hereof) shall not be reduced or offset by any such compensation.  Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

17.      Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

David Causby

at the address on file with the Company

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY  40202

Attn:  General Counsel

18.      Waiver of Breach and Severability.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party.  In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

19.      Effectiveness Conditioned on Merger. In the event that the Merger is not consummated, this Agreement shall be of no further force and effect and shall be deemed to be null and void ab initio and the parties shall have no further obligations hereunder.

20.      Entire Agreement; Amendment.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

21.      Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

22.      Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

23.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24.      Section 409A.  If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code.  Furthermore, notwithstanding anything herein to the contrary, no payment or benefit payable under this Agreement shall be required to be paid or provided in any calendar year if the payment of such payment or benefit would constitute an impermissible acceleration under Section 409A of the Code and the transition guidance thereunder and such payment shall instead be paid as soon as practicable in the next calendar year, without interest.

25.      Section 280(G).  If Executive determines that any provision of this Agreement (or any award or compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax, penalty, or interest under IRC § 280(G), Executive shall have the right to waive any such provision or forego any such award, compensation, benefits so as to comply with Section 280(G) without additional tax, penalty or interest.

[Remainder of page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
Chief Executive Officer

Solely for the purpose of Sections 4, 5 and 7:

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
Chief Executive Officer

/s/ David A. Causby
DAVID A. CAUSBY

Exhibit A

Form of Restricted Stock Unit Award Agreement

See attached.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of this 2nd day of February, 2015 between Kindred Healthcare, Inc., a Delaware corporation and its successors (the “Company”), and David A. Causby (the “Participant”).

WHEREAS, the Company adopted and maintains the Kindred Healthcare, Inc. 2011 Stock Incentive Plan, Amended and Restated (the “Plan”);

WHEREAS, the Plan provides for the award to participants in the Plan of restricted stock units in such amounts and subject to such terms and conditions as may be determined by the Company’s Executive Compensation Committee (being the “Committee”, as that term is defined in the Plan);

WHEREAS, Gentiva Health Services, Inc., the Company and Kindred Healthcare Development 2, Inc. entered into the Agreement and Plan of Merger, dated as of October 9, 2014 (the “Merger Agreement”);

WHEREAS, on February 1, 2015, Kindred Healthcare Operating, Inc. (“KHO”), the Company and the Participant entered into an amended and restated employment agreement (the “Employment Agreement”), with the intent that it be effective as of and only upon the date of consummation of the merger contemplated by the Merger Agreement (such date, the “Effective Date”);

WHEREAS, Section 4(e) of the Employment Agreement provides that the Company may make a one-time grant to the Participant of 135,940 restricted stock units of the Company;

WHEREAS, the award of 135,940 restricted stock units of the Company will be divided into the following three categories: (a) in lieu of certain change-in-control severance benefits the Participant could otherwise have received, 53,077 restricted stock units of the Company (the “New RSUs”), (b) in lieu of the Participant’s outstanding and unvested Performance Cash Awards (as defined in the Merger Agreement), 57,051 restricted stock units of the Company (the “Performance Cash Replacement RSUs”), and (c) in lieu of all outstanding and unvested In-the-Money Options (as defined in the Merger Agreement) held by the Participant as of immediately prior to the consummation of the Merger, 25,812 restricted stock units of the Company (the “Option Replacement RSUs”, and together with the Performance Cash Replacement RSUs, the “Replacement RSUs”, with the Replacement RSUs and the New RSUs being referred to together as the “RSUs”);

WHEREAS, upon the execution of this Agreement and the Company’s grant of the RSUs to the Participant, the outstanding and unvested Performance Cash Awards and In-the-Money Options held by the Participant immediately prior to the consummation of the Merger shall be cancelled, and the Participant shall have no further rights with respect thereto;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.     Grant of Restricted Stock Units.  Pursuant and subject to the terms and conditions set forth herein and in the Plan, and subject to the effectiveness of the Employment Agreement, the Company hereby grants to the Participant the right to receive (a) 53,077 New RSUs, (b) 57,051 Performance Cash Replacement RSUs, and (c) 25,812 Option Replacement RSUs. The RSUs will vest in accordance with the provisions of this Agreement. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

2.     Vesting and Settlement.   Notwithstanding any provision of the Plan to the contrary, but subject to the provisions of Section 4 below:

(a)     The New RSUs shall vest in equal annual installments on each of the first three anniversaries of the Effective Date, provided that the Participant remains continuously employed by KHO through each applicable vesting date.

(b)     The Replacement RSUs shall vest as set forth below, provided that the Participant remains continuously employed by KHO through each applicable vesting date:

1.      The Performance Cash Replacement RSUs shall vest on the respective dates the Performance Cash Awards were originally scheduled to vest, which are as follows:

a.      21,795 shall vest on February 19, 2016; and

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b.      35,256 shall vest on February 19, 2017.

2.      The Option Replacement RSUs shall vest on the respective dates the In-the-Money Options were originally scheduled to vest, which are as follows:

a.      9,664 shall vest on February 19, 2015;

b.      9,664 shall vest on February 19, 2016; and

c.      6,484 shall vest on February 19, 2017.

(c)      Each RSU will be settled and paid to the Participant as soon as reasonably practicable following the vesting date of such RSU, but in no event later than March 15th of the calendar year immediately following the year in which the vesting date occurs. The Committee may determine, in its sole and absolute discretion, at the time of payment hereunder whether such payment shall be made (a) in cash (equal to the Fair Market Value of a share of the common stock of the Company, par value $0.25 per share (a “Share”), as of the vesting date of such RSUs multiplied by the number of such vested RSUs), (b) in Shares (with the number of Shares to be issued being equal to the number of such vested RSUs) or (c) in a combination of cash and Shares (as calculated above).

3.      Non-Transferability. No RSUs shall be assignable or transferable otherwise than by will or the laws of descent and distribution. Any purported or attempted transfer of an RSU in contravention of this Section 3 shall be null and void.

4.      Effect of Termination of Employment. Notwithstanding any provision of the Plan or Section 2 above to the contrary, in the event that the Participant’s employment with KHO is terminated by KHO for any reason (including Cause (as defined in the Employment Agreement)), by the Participant for Good Reason (as defined in the Employment Agreement) or by reason of the Participant’s death or Disability (as defined in the Employment Agreement), to the extent not already vested and paid, the RSUs shall immediately and automatically become fully vested; provided that such vested RSUs shall be settled and paid (as per the last sentence of Section 2(c) above) as soon as reasonably practicable following the effective date of such termination of employment but in no event later than March 15th of the calendar year immediately following the calendar year in which such termination occurs.

5.      Modification and Waiver.  Neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company.  No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision.  The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6.      Voting and Dividends; Dividend Equivalents.  The Participant does not have a right to vote any RSUs, receive dividends with respect to any RSUs before the RSUs are settled and paid in Shares, or receive any dividend equivalents with respect to any RSUs.

7.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

8.      Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan and a Plan prospectus.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan shall be final and conclusive. The Participant hereby acknowledges that the outstanding and unvested Performance Cash Awards and In-the-Money Options held by the Participant immediately prior to the consummation of the Merger shall be cancelled, and the Participant shall have no further rights with respect thereto.

9.      Incorporation of Plan.  All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern, except to the extent that a provision of this Agreement (not including the terms and provisions of the Plan) provides that it shall apply and/or govern notwithstanding any provision of the Plan to the contrary.

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10.      Entire Agreement.  This Agreement, the applicable provisions of the Employment Agreement, and the Plan (i) represent the final, complete and total agreement of the parties hereto respecting the RSUs and the matters discussed herein and (ii) supersede any and all previous agreements and understandings, whether written, oral or otherwise, relating to the RSUs and such matters.

11.      No Contract of Employment.  This Agreement shall not confer upon the Participant any right with respect to the continuation of such Participant’s employment by the Company or prohibit the Company at any time from terminating such employment or increasing or decreasing the base salary or other compensation for such Participant.

12.      Code Section 409A.  Each RSU is intended not to be subject to Section 409A of the Code by reason of being a short-term deferral and shall be interpreted accordingly.  In the event any of the payments provided to the Participant pursuant to this Agreement would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend this Agreement in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation to be paid or provided to the Participant pursuant to this Agreement; provided, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to the Participant in connection with any violation of Section 409A or otherwise.

13.      Recoupment.  The Participant acknowledges and agrees that the Company will be entitled to recoup compensation of whatever kind paid by the Company hereunder pursuant to Section 23 of the Plan.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan, as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By:	Stephen R. Cunanan
Title:	Chief People Officer

David A. Causby

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